EXHIBIT 10.1

                          CONSULTING SERVICES AGREEMENT

                                     between

                          MEDICAL SCIENCE SYSTEMS, INC.

                                       and

                                PHILIP R. REILLY


      THIS CONSULTING SERVICES AGREEMENT (this "AGREEMENT") is made and entered into as of the 1 day of June, 1999 (the "EFFECTIVE DATE") by and between Medical Science Systems, Inc., a Texas corporation (the "COMPANY"), and Philip R. Reilly, an individual residing in Concord, Massachusetts ("CONSULTANT").

      IN CONSIDERATION of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

      1. ENGAGEMENT. The Company hereby engages Consultant to serve as a consultant to the Company, and Consultant hereby accepts such engagement, upon and subject to the terms and conditions set forth herein. Consultant currently is employed as the Executive Director of the Shriver Center for Mental Retardation, Inc, and, in addition, provides consulting services to several companies as set forth in Schedule 2.

      2. AFFILIATIONS. From and following the Effective Date of this Agreement, Consultant shall not act as a consultant for any person or entity other than the Company without first obtaining the written consent of the Company's Board of Directors. Notwithstanding the foregoing, consultant may (a) be employed as the Executive Director of the Shriver Center, (b) terminate his employment with the Shriver Center and seek employment elsewhere, and (c) be engaged as a consultant by any company or organization, provided that such consulting activity does not directly conflict with his duties and responsibilities as a consultant to Medical Science Systems, Inc. Consultant warrants to the Company that Consultant currently has no other consulting affiliations than those set forth in Schedule 2.

      3. DUTIES. Consultant agrees to provide the services set forth on EXHIBIT A which is attached hereto and incorporated herein for all purposes. Consultant will devote approximately 10 to 15 hours per week, determined by averaging over the course of each year, to provide the services set forth in EXHIBIT A. The parties understand and acknowledge that potential conflicts or duality of interest, or the appearance of such conflict or duality of interest, may arise during Consultant's performance of those duties and services as a result of Consultant's other affiliations. Both parties recognize the importance of avoiding both actual conflicts and the appearance of conflicts of interest. The parties will therefore mutually develop procedures for identifying and evaluating actual, potential and apparent conflicts of duality of interests. In discharging his duties and responsibilities hereunder, Consultant will advise the Company when and if an actual or potential conflict arises. The parties will then mutually work at attempting to resolve the conflict.

      4. COMPENSATION. Compensation for Consultant's services shall be in accordance with EXHIBIT B which is attached hereto and incorporated herein for all purposes.

      5. INDEPENDENT CONTRACTOR. The parties understand and acknowledge that Consultant is an independent contractor and is not an employee of the Company for the purposes of this Agreement, the Social Security Act, the income withholding provisions of the Internal Revenue Code of 1986, as amended, or other federal or state laws relating to compensation, insurance, unemployment, or workman's compensation. Consultant acknowledges and agrees that it shall be his obligation to report as self-employment income all compensation received or accrued as a result of this Agreement. Consultant acknowledges that he will not be entitled to any insurance, pension, profit sharing, retirement or other employee benefits which the Company may provide to its employees during the term of this Agreement. This Agreement shall not be construed as creating a partnership, joint venture, agency or employment relationship, or as granting a franchise under either federal or state law.

      6. INVENTIONS. Consultant warrants and represents to the Company that Consultant has no affiliation with any other persons or entities which require, to any degree or under any conditions, that Consultant assign his rights to any discoveries, inventions or developments to such persons or entities. In the performance of his duties and responsibilities hereunder, Consultant may conceive, make or develop products, processes or other intellectual property. It is the intent of the parties that intellectual property conceived, made or developed by Consultant during the performance of his duties and responsibilities hereunder or that is conceived, made or developed using the Company's funds, facilities, materials or information, shall be owned by the Company. Consultant will ensure that his obligations under affiliations with any other persons or entities, including, without limitation, those persons or entities listed in SCHEDULE 2, do not extend to intellectual property rightfully owned by the Company. Consultant will assist the Company in obtaining legal protection for such intellectual property as part of his duties and responsibilities hereunder, and will execute such documents as are reasonably necessary to secure such protection and confirm ownership in the Company.

      7. CONFIDENTIAL INFORMATION. Consultant agrees to maintain in confidence all information and materials provided by, or obtained from or through, the Company including, without limitation, (a) all information regarding trade secrets, inventions, ideas, processes, formulas, data, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, (b) all information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, computer software and documentation and (c) all other information relating to the business of the Company, including, without limitation, information regarding the skills and compensation of employees of the Company (collectively, the "CONFIDENTIAL INFORMATION"). Consultant shall not publish, use or disclose Confidential Information learned, developed or acquired as a result of services offered under this Agreement without the Company's prior written consent. Confidential

Information shall not include (i) information which was rightfully in Consultant's possession without an obligation of confidentiality prior to disclosure by or through the Company, (ii) information which lawfully becomes part of the public knowledge, literature or generally available to the public through no act of Consultant, or (iii) information obtained from any third party, provided that any such third party did not obtain such information from the Company or obtain such information in confidence. Consultant shall protect the Confidential Information and shall take all reasonable steps to prevent the unauthorized disclosure, dissemination, or publication of the Confidential Information.

      All data, records, analyses, reports and material prepared or compiled by Consultant or furnished to Consultant, in connection with this Agreement during the term hereof shall be the sole and exclusive property of the Company, and all of such data, records, analyses, reports and materials, and all copies thereof, shall be delivered to the Company at its request or on the termination of this Agreement.

      The parties acknowledge that the terms of Consultant's other affiliations also contain or require certain obligations of confidentiality. In discharging his duties relative to Confidential Information, Consultant shall advise the Company when and if an actual or potential conflict with such other obligations arise. The parties will then mutually work at attempting to resolve the conflict. If such conflict cannot be resolved, Consultant is expressly excused from performing any services hereunder that would result in a breach or potential breach of his confidentiality obligations owed to another entity.

      8. TERM AND TERMINATION.

      (a) TERM. Subject to the rights of termination set forth in this SECTION 8, this Agreement shall remain in full force and effect from June 11, 1999 until June 11, 2002, unless sooner terminated by Consultant's death or continuing inability to discharge the duties hereunder for three (3) consecutive months.

      (b) VOLUNTARY TERMINATION. During the term of this Agreement, either party may terminate this Agreement without cause, by giving 120 days written notice of termination to the other party.

      (c) TERMINATION WITH CAUSE. In the event of breach of this Agreement by either party, the non-breaching party may, at its option, cancel this Agreement for such breach by giving written notice of cancellation to the breaching party, which cancellation shall be effective thirty (30) days following the delivery of such notice or such later time as may be specified in such notice, unless the breaching party shall have cured such breach prior to the expiration of the notice.

      (d) LIMITED SURVIVAL UPON TERMINATION. SECTIONS 6 and 7 shall survive termination of this Agreement and shall remain in full force and effect.

      9. MISCELLANEOUS.

      (a) NOTICES. All notices, requests, demands, and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given upon hand delivery or upon deposit in the United States Mail, postage prepaid, certified or registered mail, return receipt requested, as follows:

      If to the Company:

           Medical Science Systems, Inc.
           100 N.E. Loop 410, Suite 820
           San Antonio, Texas  78216
           Attention: U. Spencer Allen

      If to Consultant:

           Dr. Philip R. Reilly
           145 Monument St.
           Concord, Massachusetts 01742

or at such other address as shall have been furnished to the other party in writing in accordance herewith, except that such notice of such change shall be effective only upon receipt.

      (b) AMENDMENTS AND WAIVER. This Agreement may be amended or modified by, and only by, a written instrument executed by all the parties hereto. The terms of this Agreement may be waived by, and only by, a written instrument executed by the party against whom such waiver is sought to be enforced.

      (c) SECTION AND OTHER HEADINGS. The section and other headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

      (d) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

      (e) ASSIGNMENTS AND PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement calls for Consultant's personal services and may not be assigned by Consultant without the prior written consent of the Company.

      (f) NO IMPLIED RIGHTS OR REMEDIES. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm, or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

      (g) AGREEMENT OF FURTHER COOPERATION. Each of the parties agrees to execute and deliver such further documents and to cooperate in such manner as may be necessary to implement and give effect to the agreements contained herein.

      (h) ENTIRE AGREEMENT. This Agreement, together with all exhibits and schedules hereto, embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any prior agreements and understandings relating to the subject matter hereof.

      (i) SEVERABILITY. If any part or provision of this Agreement is or shall be deemed violative of any applicable laws, rules or regulations, such legal invalidity shall not void this Agreement or affect the remaining terms and provisions of this Agreement, and this Agreement shall be construed and interpreted to comport with all such laws, rules or regulations to the maximum extent possible.

      (j) APPLICABLE LAW. This Agreement has been accepted and made performable in Bexar County, Texas. This Agreement and the rights and obligations of the parties hereto shall be construed under and governed by the laws of the State of Texas, without giving effect to principles of conflict of laws. The exclusive venue for resolution of any dispute between the parties related to the subject matter of this Agreement shall be in Bexar County, Texas.

      EXECUTED as of the day and year first above written.

                               COMPANY:

                               MEDICAL SCIENCE SYSTEMS, INC.



                               By:
                                    U. Spencer Allen, Chief Financial Officer


                                   CONSULTANT:


                                Philip R. Reilly

                                    EXHIBIT A

                               DUTIES AND SERVICES


      Consultant shall perform the following services for the Company. In performing these services, Consultant shall at all times exercise his independent judgment, discretion and control to accomplish the stated objective.

           1. STRATEGIC PLANS. Consultant shall, consistent with the terms of this Agreement, advise and assist the senior management of the Company in formulating plans for the strategic direction of the Company.

           2. PRESENTATIONS; INTRODUCTIONS. Consultant shall, consistent with the terms of this Agreement, make introductions and presentations for and on behalf of the Company, including, without limitation, introductions and presentations to financial investors and/or potential financial investors. Any such presentation shall include an appropriate disclosure of Consultant's financial relationship with the Company.

           3. POSITIONS. Consultant shall, upon request by the Company and subject to the approval of the shareholders of the Company, serve as Chairman of the Board of Directors and a Director of the Company.

           4. ADDITIONAL SERVICES. In addition to the other services specified in this SECTION 1, Consultant shall, consistent with the terms of this Agreement, perform such other services to the Company as necessary to build shareholder value in the Company.

                                    EXHIBIT B

                                  COMPENSATION


      1. The Company shall pay to Consultant for Consultant's services a fee equal to One Hundred Twenty Thousand and No/100 Dollars ($120,000.00) for the period from June 11, 1999 to June 10, 2000 and One Hundred Thousand and No/100 Dollars ($100,000.00) per year for the period from June 11, 2000 to June 10, 2002, which fees shall be paid in monthly installments commencing on July10, 1999 and continuing on the 10th day of each month thereafter through and including June 10, 2002. The amount of the monthly installment shall be (a) $10,000.00 for each monthly installment payable from July 10, 1999 through and including June 10, 2000 and (b) $8,333.33 for each monthly installment payable from July 10, 2000 through and including June 10, 2002. In addition to the fees set forth herein above, the Company shall reimburse Consultant for all expenses reasonably incurred by Consultant in connection with the performance of Consultant's responsibilities set forth herein in accordance with the prevailing practice and policy of the Company.

      2. In addition to the fees provided for in Paragraph 1 above, on the date hereof, the Company shall pay Consultant the sum of $5,000.00.

      3. The Company shall grant to Consultant the option to purchase up to 240,000 shares of Common Stock, no par value, of the Company at an exercise price equal to $.50 per share pursuant to the terms and provisions of that one certain Non-Qualified Stock Option Agreement of even date herewith between the Company and Consultant.

                                   SCHEDULE 2

                           AFFILIATIONS OF CONSULTANT